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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2013

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UMH Properties, Inc.

(Exact name of registrant as specified in its charter)

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Maryland              001-12690                       22-1890929

(State or other jurisdiction   (Commission    (IRS Employer

of incorporation)    File Number)               Identification No.)

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ     07728

(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code: (732) 577-9997

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01

Entry into a Material Definitive Agreement.

On March 29, 2013, UMH Properties, Inc. (“UMH” or the “Company”) entered into a new $35 million unsecured revolving credit facility (the “Facility”) with Bank of Montreal (“BMO”).  At any time subsequent to the closing date and prior to the maturity date, UMH has the ability to increase the borrowing capacity by an amount not to exceed $15 million, representing a maximum aggregate borrowing capacity of $50 million, subject to the obtaining of additional commitments.  The maturity date of the Facility is March 29, 2016, with a one year extension available at the Company’s option.  The principal balance of all outstanding borrowings under the Facility will be due on the maturity date.  Borrowings under the Facility can be used for, among other things, acquisitions, working capital, capital expenditures, and repayment of other indebtedness.

The Company may elect to have loans under the Facility bear interest depending on the percentage that the Company's consolidated Total Indebtedness represents of the Total Asset Value (such terms and the other capitalized terms in the paragraph below in respect to financial covenants are defined in the credit agreement evidencing the Facility (the “Credit Agreement”)), at (a) a Eurodollar rate based on LIBOR, plus an applicable margin of 2.00% to 2.75%, or (b) a base rate equal to BMO's prime lending rate plus 1.00% to 1.75%.  In addition, the Company will pay a commitment fee on the average daily unadvanced portion of the total amount committed under the Facility at a rate of 0.25% per annum, if average daily borrowings under the Facility are greater than 50% of the commitment then in effect, or 0.35% per annum, if average daily borrowings under the Facility are less than 50% of the commitment then in effect, which fee will be payable quarterly based on outstanding borrowings during the applicable quarter.

The Credit Agreement contains representations and financial and other affirmative and negative covenants usual and customary for this type of agreement.  During the term of the Facility, the Company must satisfy certain financial covenants as described in the Credit Agreement, including:  (1) Total Indebtedness may not be more than 55% of Total Asset Value; (2) EBITDA must be at least 150% of Fixed Charges; (3) Adjusted Property NOI must be at least 140% of Implied Debt Service; (4) Other Recourse Debt may not exceed 35% of Total Asset Value (which is reduced to 30% as of October 1, 2014 and 25% as of April 1, 2016);  (5) Tangible Net Worth must be at least $152 million plus 85% of the aggregate net proceeds in connection with any offering of stock; (6) Floating Rate Debt may not exceed 25% of the Total Asset Value; and (7) not more than 20% of the Total Asset Value may be attributable to the Company's cash investments in joint ventures, assets under development, investments in unimproved land, investments in ground leases, and other investments that are not otherwise permitted in the Credit Agreement.

The Facility includes usual and customary events of default and remedies for facilities of this nature (with customary notice, grace and cure periods, as applicable) and provides that if an event of default is continuing, payment of the principal amount of all borrowings and all other outstanding amounts payable under the Credit Agreement may be accelerated and/or the lenders' commitments may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy-related events of default, all borrowings and all other outstanding amounts under the

Credit Agreement will automatically become immediately due and payable and the lenders' commitments will automatically terminate.

The description of the Facility is qualified by reference to the complete Credit Agreement that is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  A copy of the press release announcing the above transaction is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01

Regulation FD Disclosure

On April 2, 2013, the Company issued a press release announcing that it entered into a $35 million Revolving Credit Agreement.

Item 9.01

Financial Statements and Exhibits

(d)

The following exhibits are filed as part of this report:

(10.1)

Revolving Credit Agreement dated March 29, 2013

(99.1)

Press Release dated April 2, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMH Properties, Inc.

Date:  April 3, 2013

By:      /s/ Anna T. Chew

Name:

Anna T. Chew

Title:

Vice President and

Chief Financial Officer

Exhibit Index

Exhibit No.

Description

(10.1)

 Revolving Credit Agreement dated March 29, 2013

(99.1)

Press Release dated April 2, 2013

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